Exhibit 10-91

CHANGE-IN-CONTROL SEVERANCE AGREEMENT

This CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the “Agreement”) is entered into as of __________________, 2014 (the “Effective Date”) between DTE Energy Company, a Michigan corporation (the “Company”), and ___________________ (the “Executive”).

RECITALS

A.    The Executive is an executive or a key employee of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

B.    The Company recognizes that, as is the case for most publicly held companies, the possibility of a Change-in-Control exists and that potential employment uncertainty resulting from a Change-in-Control may distract management from conducting the Company’s business or cause management employees to leave the Company’s employ.

C.    The Company wants to provide security to its senior executives and key employees to enable them to discharge their duties during the consideration and consummation of a Change-in-Control in order to preserve the value of the Company for its shareholders.

In consideration of these objectives, the Company and the Executive agree as follows:

1.    Term of Agreement. The term of this Agreement (the “Term”) begins on the Effective Date and ends on the earlier of:

(a)    the later of:

(1)    the Agreement Expiration Date; or

(2)    the last day of the Severance Period.
or

(b)    the date prior to a Change-in-Control on which the Executive ceases for any reason to be an employee of the Company and any Subsidiary. For purposes of this Section 1(b), the Executive does not cease to be an employee of the Company and any Subsidiary if the Executive’s employment is transferred between the Company and any Subsidiary, or among any Subsidiaries.

2.    Right to Receive Severance Benefits and Other Consideration. The Executive will become entitled to the severance benefits and other consideration provided under this Agreement if the Executive’s employment is terminated because of a Qualifying Termination.

FORM APPROVED 02.05.2014
Organization and Compensation Committee

3.    Severance Benefits and Other Consideration.

(a)    Severance Benefits. The Severance Benefits payable under this Agreement are all of the following:

(1)    A lump sum payment equal to the sum of:

(A)    Base Pay; plus

(B)    the greater of:

(i)    the Annual Bonus for the year in which the Change-in-Control occurs; or

(ii)    the Annual Bonus for the year in which the Termination Date occurs,

in either case based on the assumption that target performance goals for the applicable year would be met and the Executive was employed for the entire year or until any later date required to receive the payment;

multiplied by:

(C)    the lesser of:

(i)    150%; or

(ii)    150% multiplied by a fraction, the numerator of which is the number of full calendar months from the Executive’s Termination Date to the Executive’s 65th birthday, and the denominator of which is 24.

(2)    A lump sum payment equal to:

(A)    the greater of:

(i)    the Annual Bonus for the year in which the Change-in-Control occurs; or

(ii)    the Annual Bonus for the year in which the Termination Date occurs,

in either case calculated based on the assumption that target performance goals for the applicable year would be met and the Executive was employed for the entire year or until any later date required to receive such payment,

(B)    multiplied by the following fraction:

(i)    the numerator is the number of days prior to the Executive’s Termination Date during the calendar year in which the Termination Date occurs; and

(ii)    the denominator is 365,

(C)    then reduced by the Annual Bonus for the year in which the Termination Date occurs that is payable to the Executive under the terms of the Annual Plan because the Executive has attained age 55 and completed 10 years of service with the Company and all Subsidiaries.

(3)    For Welfare Benefits provided to the Executive immediately prior to the Executive’s Termination Date (or, if greater, immediately prior to reduction, termination, or denial), a lump sum payment equal to the present value of the cost of coverage for the Benefit Continuation Period. The cost of coverage will be determined at rates in effect as of the Termination Date. The present value of the cost will be determined using an interest rate equal to the composite prime rate in effect as of the Termination Date in the Northeast Edition of The Wall Street Journal.

(4)    Additional age, service, and compensation credit for the length of the Benefit Continuation Period for determining the Executive’s benefits under the following plans (or any successors to these plans):

(A)    DTE Energy Company Supplemental Retirement Plan; and

(B)    DTE Energy Company Executive Supplemental Retirement Plan (including the Management Supplemental Benefit Plan, if applicable to the Executive).

If the Executive’s Qualifying Termination was for Good Reason as described in Section 18(m)(4), the Executive’s benefits under the above plans will be the greater of the Executive benefits under the terms of the plans as of the Executive’s Termination Date or before the termination, denial, or material reduction.

(5)    Outplacement services by a firm selected by the Executive, at a cost to the Company in an amount up to 15% of the Executive’s Base Pay. No payments by the Company for outplacement services will be made after December 31st of the calendar year following the calendar year including the Termination Date.

(b)    Other Consideration. The consideration for the restrictive covenant in Section 9(d) (Competitive Activity) is a lump sum payment equal to:

(1)    the sum of:

(A)    Base Pay; plus

(B)    the greater of:

(i)    the Annual Bonus for the year in which the Change-in-Control occurs; or

(ii)    the Annual Bonus for the year in which the Termination Date occurs,

in either case based on the assumption that target performance goals for the applicable year would be met and the Executive was employed for the entire year or until any later date required to receive the payment;

multiplied by

(C)    the lesser of:

(i)    50%; or

(ii)    50% multiplied by a fraction, the numerator of which is the number of full calendar months from the Executive’s Termination Date to the Executive’s 65th birthday, and the denominator of which is 24.

4.    Timing of Payments.

(a)    Payments under the following Sections will be paid on the later of 60 days after the Executive’s Termination Date or any later date required by Code Section 409A or any other law:

(1)    Section 3(a)(1);

(2)    Section 3(a)(2);

(3)    Section 3(a)(3);

(4)    Section 3(a)(6); and

(5)    Section 3(b).

(b)    Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any law or government regulation or ruling.

(c)    Interest. If the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company will pay interest on the amount or value at an annualized rate of interest equal to the composite prime rate as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. The interest is payable as it accrues on demand, but the Company is not required to pay interest more frequently than monthly. Any change in the prime rate will be effective on and as of the date of the change.

5.    Non-Duplication of Severance Benefits and Other Consideration.

(a)    Qualifying Termination During Concurrent Severance Periods. If the Executive experiences a Qualifying Termination when two or more Severance Periods are running concurrently (because two or more Changes-in-Control have occurred), the Executive will have a Qualifying Termination with respect to each Severance Period. A determination of the payments and benefits to be provided under the Agreement will be made for each Qualifying Termination. However, the Executive will receive only:

(1)    the greatest lump sum payment under Section 3(a)(1) payable for any Qualifying Termination;

(2)    the greatest lump sum payment under Section 3(a)(2) for any Qualifying Termination;

(3)    the greatest lump sum payment under Section 3(a)(3) for any Qualifying Termination;

(4)    the greatest benefits under Section 3(a)(4) for any Qualifying Termination; and

(5)    the greatest lump sum payment under Section 3(b) for any Qualifying Termination.

(b)    Effect on Other Employee Benefits. The Executive’s Qualifying Termination will not affect any rights the Executive may have under any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits (other than Severance Pay), which rights are governed by the terms of the agreement, policy, plan, program or arrangement. The benefits received by an Executive under this Agreement because of a Qualifying Termination supersede and are in lieu of any other Severance Pay to which the Executive may be entitled.

6.    Mitigation. The Company acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the Company acknowledges that payment of the severance compensation by the Company to the Executive under this Agreement is reasonable. The Executive is not required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No profits, income, earnings or other benefits from any source will create any mitigation, offset, reduction or other obligation on the part of the Executive, except as may have been otherwise paid to the Executive by the Company or a Subsidiary in connection with or in consideration of Executive’s release and settlement of any claims arising out of the Executive’s employment or the termination of the Executive’s employment.

7.    Arbitration; Legal Fees and Expenses.

(a)    Except for legal proceedings brought by the Executive or the Company for injunctive relief, any dispute or claim involving this Agreement will be submitted to final and binding arbitration. The arbitration will take place in Oakland County, Michigan before a single neutral arbitrator under the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator will issue a written opinion and will not have authority to render an award beyond the scope and specific terms of this Agreement. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Any demand for arbitration must be made within 30 days of when the party knew or should have known of the alleged dispute or claim. Failure to timely demand arbitration makes the dispute or claim non-arbitrable. The Executive and the Company expressly waive their rights to institute or prosecute any lawsuits or other court proceedings and waive their right to a jury trial, except for the legal proceedings excluded above.

(b)    It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement because the legal fees and related expenses would substantially detract from the benefits intended to be extended to the Executive under this Agreement.

(c)    If it appears to the Executive that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under this Agreement, the Company irrevocably authorizes the Executive to retain counsel of Executive’s choice, at the expense of the Company as provided in this Section 7, to advise and represent the Executive in connection with any interpretation, enforcement or defense of the Executive’s rights under this Agreement.

(d)    The Executive may pursue any legal defense of the Executive’s rights under this Agreement whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.

(e)    Whether or not the Executive prevails in connection with any defense of the Executive’s rights under this Agreement, the Company will pay and be solely financially responsible for reasonable hourly attorneys’ fees and related fees and expenses incurred by the Executive under this Section 7, but only if the arbitrator determines the Executive’s claim was brought in good faith and was not frivolous. If the Executive’s request for injunctive relief is denied and the Executive does not timely demand arbitration for the dispute or claim underlying the Executive’s request for injunctive relief, the Executive’s request for injunctive relief is deemed to be frivolous and not brought in good faith for purposes of this Section 7(e).

(f)    The Company’s payment of the Executive’s legal fees and expenses under this Section 7 following termination of the Executive’s employment (whether or not in a

Qualifying Termination) will be made during the first calendar year beginning after the date the Executive’s employment terminated.

8.    Survival of Rights and Obligations. The rights and obligations of the Executive and the Company under the following Sections will survive the termination or expiration of this Agreement and the termination of the Executive’s employment after a Change-in-Control for any reason:

(a)    Section 3 (Severance Benefits and Other Consideration);

(b)    Section 4 (Timing of Payments);

(c)    Section 5 (Non-Duplication of Severance Benefits and Other Consideration);

(d)    Section 6 (Mitigation); and

(e)    Section 7 (Legal Fees).

9.    Confidential Information; Non-Disparagement; Non-Solicitation; Competitive Activity.

(a)    Confidential Information. At all times following the Termination Date, the Executive will not, without the prior written consent of the Company, either directly or indirectly use, appropriate, or disseminate, disclose, or communicate to any person or entity any confidential information of the Company or any Subsidiary that is now known or later becomes known to the Executive because of the Executive’s employment with the Company or any Subsidiary, unless the disclosure is required by a valid subpoena or order issued by a court or governmental body.

(1)    For purposes of this Section 9(a), “confidential information” is any confidential, proprietary, or trade secret information, including concepts, ideas, information, and materials related to the Company or any Subsidiary, customer records, customer lists, economic and financial analyses, financial data, customer contracts, marketing plans, notes, memoranda, lists, books, correspondence, manuals, reports or research, whether developed by the Company or a Subsidiary or developed by the Executive while employed by the Company or a Subsidiary.

(2)    This Section 9(a) does not apply to any confidential information that becomes publicly disseminated by means other than a breach of this provision.

(b)    Non-Disparagement. The Executive will not make any verbal or written comments to any third party that are defamatory, disparaging, or critical of the Company or any Subsidiary or its products, management, employees, officers or operations or that would otherwise adversely affect the finances or business reputation of the Company or any Subsidiary.

(c)    Non-Solicitation.

(1)    For a period of two years after the Termination Date, the Executive will not solicit, divert, take away, or attempt to take away any customer of the Company or any Subsidiary or the business of any customer of the Company or any Subsidiary.

(A)    A “customer” of the Company or any Subsidiary is any person or other entity to which the Company or any Subsidiary has sold services or products during the 24-month period immediately preceding the Termination Date, any person or other entity that the Company or any Subsidiary is in the process of selling services or products, or any person or other entity to which the Company or any Subsidiary has submitted or is in the process of submitting a bid to sell services or products.

(2)    For a period of two years after the Termination Date, the Executive will not solicit, attempt to employ, or employ any individual who is an employee, consultant, or agent of the Company or any Subsidiary.

(d)    Competitive Activity. For a period of one year following the Termination Date, the Executive will not engage in any Competitive Activity. If the Executive engages in any Competitive Activity earlier than one year following the Termination Date, the Executive must repay to the Company the consideration paid to the Executive under Section 3(b).

10.    Employment Rights. Nothing in this Agreement creates any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change-in-Control.

11.    Successors and Binding Agreement.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if the succession had not taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization or otherwise, with the successor thereafter deemed to be the “Company” for the purposes of this Agreement. Other than as permitted under this Section 11(a), this Agreement is not assignable, transferable or delegable by the Company.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)    This Agreement is personal in nature and neither of the parties may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). The Executive’s right to receive payments under the Agreement is not assignable, transferable or delegable, including by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution. If any assignment or transfer not permitted by this Section 11(c) is attempted, the Company will have no liability to pay any amount attempted to be assigned, transferred or delegated.

12.    Notices.

(a)    All communications, including notices, consents, requests or approvals, required or permitted to be given under this Agreement must be in writing.

(b)    All notices must be provided by:

(1)    hand delivery (deemed provided when delivered);

(2)    electronic facsimile transmission, with verbal confirmation of receipt (deemed provided when transmitted);

(3)    United States registered or certified mail, return receipt requested, postage prepaid (deemed provided five business days after mailing); or

(4)    a nationally recognized overnight courier service such as Federal Express or UPS (deemed provided three business days after deposit with courier service).

(c)    Notices to the Company must be addressed to the attention of the Vice President - Human Resources of the Company at the Company’s principal executive office.

(d)    Notices to the Executive must be addressed to the Executive at the Executive’s principal residence.

(e)    The Company or the Executive can change the address to which notices to that party are to be addressed by providing notice to the other party as required under this Section 12, except that notices of changes of address are effective only upon actual receipt.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Michigan, without giving effect to its principles of conflict of laws.

14.    Validity. If any provision of this Agreement or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal by a court of competent jurisdiction, the remainder of this Agreement and the application of the provision to any other person or circumstances will not be affected. The provision held to be invalid, unenforceable or otherwise illegal will be amended to the minimum extent necessary to make it enforceable, valid or legal.

15.    Miscellaneous.

(a)    No provision of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

(b)    No waiver by either party at the time of any breach by the other party or compliance with any condition or provision of this Agreement to be performed by the other party will be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

(d)    References to Sections are to references to Sections of this Agreement.

16.    Prior Agreements. As of the Effective Date, this Agreement supersedes and replaces all prior change-in-control severance agreements and similar agreements between the Executive and the Company or any of its Subsidiaries (“Prior Agreements”). All Prior Agreements cease to be of force and effect as of the Effective Date.

17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original but all of which together will constitute one agreement.

18.    Definitions. For purposes of this Agreement, the following definitions apply:

(a)    Agreement Expiration Date is the later of:

(1)    the day before the third anniversary of the Effective Date; or

(2)    the last day of any extension of the Agreement under this Section 18(a).

Beginning on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, this Agreement will automatically be extended for an additional year unless, not later than 90 days preceding any anniversary of the Effective Date:

(3)    the Company gives notice that it does not wish to have the Term extended; or

(4)    the Com-pany gives notice that it wishes the Term to be extended for a period of less than one year, in which case the term of the Agreement will automatically be extended for the shorter period and will then terminate if not further extended by written agreement between the Company and the Executive.

(b)    Annual Bonus is the aggregate annual bonus to which the Executive would have been entitled under the DTE Energy Company Annual Incentive Plan, a Subsidiary’s annual incentive plan, or any successor annual incentive plan (an “Annual Plan”) in the applicable year, presuming that the Executive’s individual performance multiplier is 100%. If the Executive participates in an Annual Plan without a specified target, the Executive’s Annual Bonus is 1/3 of the sum of the Executive’s payments under the Annual Plan for the three years preceding the applicable year (even if the Executive has not participated in the plan for three years).

(c)    Base Pay is the Executive’s annual base salary (prior to any pre-tax deferrals made under any employee benefit plans of the Company) in effect immediately prior to the Change-in-Control or immediately prior to the Executive’s Termination Date, if higher.

(d)    Benefit Continuation Period is the shorter of:

(1)    the two-year period beginning on the Executive’s Termination Date; or

(2)    the period beginning on the Executive’s Termination Date and ending on the date the Executive attains age 65.

(e)    Board is the Board of Directors of the Company.

(f)    Cause. The Executive’s employment will be considered terminated for Cause if prior to termination of the Executive’s employment, the Board reasonably determines, based on a preponderance of the evidence reasonably available to the Board as of the date the Board adopts the resolution described below, that the Executive committed or engaged in:

(1)    an intentional act of fraud, embezzlement or theft at a level that constitutes a felony in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or a Subsidiary, whether or not the Executive is convicted or pleads guilty or nolo contender (no contest) to any related criminal charges;

(2)    intentional wrongful damage to property of the Company or a Subsidiary;

(3)    intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary;

(4)    intentional wrongful engagement in any Competitive Activity;

(5)    willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company that is not cured within 30 days after the Board delivers to the Executive a written demand for substantial performance specifically identifying the Executive’s failure to perform; or

(6)    other intentional activity, including but not limited to a breach of the Executive’s fiduciary duties with respect to the Company, a Subsidiary, or any welfare plan or pension plan sponsored by the Company or a Subsidiary;

which, in the reasonable judgment of the Board and based on a preponderance of the evidence available to the Board is significantly detrimental to the reputa-tion, goodwill or business of the Company or significantly disrupts the workplace environment or operation of the Company’s business or administrative activities.

For pur-poses of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in the Executive’s judgment or the

Executive’s negligence. An act will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

For purposes of this Agreement, the Executive has not been terminated for Cause unless and until:

(7)    a meeting of the Board is called and held for the purpose of determining if the Executive is to be terminated for Cause; and

(8)    the Executive is given reasonable notice of the meeting and an opportunity to be heard before the Board, with Executive’s counsel if Executive so chooses; and

(9)    at that meeting the Board finds, in the good faith opinion of the Board, that the Executive has committed an act entitling the Board to terminate the Executive’s employment for Cause; and

(10)    the Executive has been provided a copy of the resolution duly adopted at that meeting by the affirmative vote of not less than three-quarters of the Board then in office and specifying in detail the particulars of the Board’s finding.

The Executive and the Executive’s beneficiaries retain the right to contest the validity or propriety of the Board’s determination that the Executive’s employment has been terminated for Cause.

(g)    Change-in-Control occurs if any of the following events occurs during the Term of this Agreement:

(1)    The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of the merger, consolidation or reorganization less than 55% of the combined voting power of the then-outstanding Voting Stock of the other corporation or person immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

(2)    The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the acquiring corporation or person immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer;

(3)    A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) under the Exchange Act disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under

Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company. However, unless other-wise determined by majority vote of the Board, a Change-in-Control does not occur solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or a Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D or Schedule 14D-l disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise;

(4)    During a period of two consecutive years, individuals who at the beginning of the period constitute the Directors of the Company cease for any reason to constitute at least a majority of the Directors of the Company. However, for purposes of this clause, each Director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the Directors of the Company (or of a committee of the Board) then still in office who were Directors of the Company at the beginning of the period will be deemed to have been a Director of the Company at the beginning of the period;

(5)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(6)    Execution by the Company, at the direction of the Board, of one or more definitive agreements with another corporation or other legal person to engage in a transaction that will result in a Change-in-Control described in paragraphs (1) through (5) of this Section 18(g).

(h)    Code is the Internal Revenue Code of 1986, as amended.

(i)    Competitive Activity is the Executive’s direct employment, without the written consent of the Board (or any Committee of the Board to which the Board delegates its authority under this Section 18(i) in writing), in any business or enterprise (including the Executive’s own business or enterprise) if:

(1)    the business or enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries in any state in which the Company or Subsidiary was engaged in business or actively negotiating to enter business on the Termination Date; and

(2)    the business’s or enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries amounted to 10% of the business’s or enterprise’s net sales for its most recently completed fiscal year; and

(3)    the Company’s or Subsidiary’s net sales of the competitive product or service amounted to 10% of the Company’s or Subsidiary’s net sales for its most recently completed fiscal year; and

(4)    the Board determines the Executive’s employment in the business or enterprise is detrimental to the Company or any of its Subsidiaries.

“Competitive Activity” does not include the mere ownership of not more than 10% of the total combined voting power or aggregate value of all classes of stock or other securities in the enterprise and the Executive’s exercise of rights resulting from ownership of the stock.

The Board (or its delegate) has sole discretion and authority to determine if the Executive is engaging in Competitive Activity for purposes of this Agreement.

It is the Executive’s responsibility to provide information sufficient for the Board (or its delegate) to make these determinations.

(j)    Employee Benefits are the perquisites, benefits and service credit for benefits provided under all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable prior to a Change-in-Control.

(k)    ERISA is the Employee Retirement Income Security Act of 1974, as amended.

(l)    Exchange Act is the Securities Exchange Act of 1934, as amended.

(m)    Good Reason. An Executive terminates employment for Good Reason if the Executive terminates his or her employment during the Severance Period following the occurrence of any of the following events during the Severance Period:

(1)    failure to elect or reelect to the office, or otherwise maintain the Executive in a position within the same or higher Executive Grouping Level (as in existence prior to the Change-in-Control) with the Company and/or a Subsidiary, as applicable, which the Executive held immediately prior to the Change-in-Control, or the removal of the Executive as Chairman of the Company (or any successor to the Company) if the Executive was Chairman of the Company immediately prior to the Change-in-Control;

(2)    a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and its Subsidiaries as compared to other executives in the same Executive Grouping

Level within the Company or the Subsidiary which the Executive held immediately prior to the Change-in-Control;

(3)    a reduction in the Executive’s Base Pay or the opportunity to earn Incentive Pay from the Company, its Subsidiaries or the failure to pay the Executive Base Pay or Incentive Pay earned when due;

(4)    the termination or denial of the Executive’s rights to Employee Benefits or a material reduction in the aggregate scope or value of Employee Benefits (unless, in the case of Welfare Benefits or Pension Benefits the termination, denial or reduction applies to all similarly situated employees of the Company and its Subsidiaries), any of which is not remedied by the Company within 10 calendar days after the Company receives written notice from the Executive of the change, reduction or termination;

(5)    the liquidation, dissolution, merger, consolidation or legal reorganization of the Company or transfer of all or substantially all of its business or assets, or both, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business or assets, or both, have been transferred (directly or by operation of law) assumes all duties and obligations of the Company under this Agreement under Section 1l(a);

(6)    without the Executive’s prior written consent, the Company:

(A)    requires the Executive to change the Executive’s principal location of work to any location that is in excess of 300 miles from the location immediately prior to the Change-in-Control;

or

(B)    requires the Executive to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties at least 40% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than the average number of travel days per calendar year that was required of Executive in the three full calendar years immediately prior to the Change-in-Control; or

(7)    any material breach of this Agreement by the Company or its successor.

(n)    Incentive Pay is the aggregate annual payments of cash or equity compensation (determined without regard to any deferral election) and annual vesting of equity compensation, in addition to Base Pay, under any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor, providing economic value on an aggregate basis at least as favorable to the Executive, in terms of the amount of benefits, levels of coverage and performance measures and levels of required performance, as the benefits payable prior to the Change-in-Control.

(o)    Qualifying Termination means:

(1)    Termination of the Executive’s employment by the Company or a Subsidiary during the Severance Period other than a termination:

(A)    because of the Executive’s death;

(B)    because the Executive became permanently disabled within the meaning of, and began receiving disability benefits under, the Company or Subsidiary sponsored long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change-in-Control;

(C)    under any mandatory retirement policy of the Company or a Subsidiary; or

(D)    for Cause;

or

(2)    Termination of the Executive’s employment by the Executive during the Severance Period for Good Reason, regardless of whether any other reason, other than Cause, for the Executive’s termination exists or has occurred, including other employment.

(p)    Pension Benefits are benefits provided under employee pension benefit plans as defined in Section 3(2)(A) of ERISA, but excluding employee pension benefit plans described in Section 201(2) of ERISA.

(q)    Severance Pay is the collective benefits provided under any agreement, policy, plan, program, or arrangement of the Company or a Subsidiary or any provision of any individual severance, employment, or other agreement between the Executive and the Company or a Subsidiary that are paid to the Executive solely because of the termination of the Executive’s employment.

(r)    Severance Period resulting from a Change-in-Control described in Sections 18(g)(1) through (5) is the period beginning on the date a Change-in-Control occurs and ending on the earliest of:

(1)    the second anniversary of the Change-in-Control;

(2)    the Executive’s 65th birthday; or

(3)    the Executive’s death.

The Severance Period resulting from a Change-in-Control described in Section 18(g)(6) is the period beginning on the date the Change-in-Control occurs and ending on the earliest of:

(4)    the second anniversary of the Change-in-Control;

(5)    the Executive’s 65th birthday;

(6)    the Executive’s death; or

(7)    the date the transaction is abandoned, as determined by the Board in a resolution adopted in good faith.

(s)    Subsidiary is an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(t)    Termination Date is the date on which the Executive’s employment is terminated by a Qualifying Termination.

(u)    Welfare Benefits are benefits provided under employee welfare benefit plans, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

(v)    Voting Stock is securities entitled to vote generally in the election of Directors.

In witness whereof, this Agreement has been entered into by the Company and the Executive as of the Effective Date.

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[Executive’s Name]

DTE ENERGY COMPANY

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Gerard M. Anderson
Chairman & Chief Executive Officer